AGREEMENT OF SALE

THIS AGREEMENT, entered into as of the 24th day of January, 1996, by and between ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership ("Purchaser") and PINES OF CLOVERLANE INVESTORS, an Illinois limited partnership ("Seller").

                                  WITNESSETH:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Nineteen Million Three Hundred Thousand and No/100 Dollars ($19,300,000.00), that certain property ("Property") in Pittsfield Township, Michigan, more particularly described on Exhibit A attached hereto, which Property is known as Pines of Cloverlane Apartments and contains 592 units and approximately 56 acres. Included in the Purchase Price is all of Seller's right, title and interest in the personal property set forth on Exhibit B, which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale; and all right, title and interest of Seller (whether now or hereafter existing) in and to any land lying in the bed of any street, alley, road or avenue (whether open, closed or proposed) within, in front of, behind or otherwise adjoining the Property or any of it; and all right, title and interest of Seller (whether now or hereafter existing) in and to any award made or to be made as a result of or in lieu of condemnation, and in and to any award for damage to the Property or any part thereof by reason of casualty (all of the foregoing being included within the term "Property"); and all of the building, structures, fixtures, facilities, installations and all of Seller's right, title and interest in other improvements of every kind and description now or hereafter in, on, over and under the land, including, without limitation, any and all recreational buildings, structures and facilities, plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots, landscaping, sidewalks, swimming pools, signs and light fixtures which are not owned by tenants under leases (all of the foregoing being included within the term "Property"); and all of Seller's right, title and interest in all of the following which are in Seller's possession: existing surveys, blue prints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing, water and sewer plans and specifications); all available tenant lists and data, correspondence with present and prospective tenants, vendors, suppliers, utility companies and other third parties, booklets, manuals and promotional and advertising materials concerning the Property or any part thereof (all of the foregoing being included within the term "Property"); and all right, title and interest of Seller in and to the intangible personal property now or hereafter owned by Seller and used in connection with or arising from the business now or hereafter conducted on or from the Property or any part thereof, including, without limitation, claims, choses in action, lease and other contract rights, names and telephone exchange numbers (all of the foregoing being included within the term "Property"). The computer hardware and software located at the Property are not included in the conveyance to Purchaser.
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2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

a. Upon the execution of this Agreement, the sum of $400,000.00 ("Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the Escrow Agreement) by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

b. On the Closing Date (as hereinafter defined), $19,300,000.00 (inclusive of all Earnest Money plus accrued interest) adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer (as hereinafter defined) no later than 12:00 Noon on the Closing Date. If the funds are not received by 12:00 Noon, then, on the Closing Date, Purchaser shall pay Seller an amount equal to any additional mortgage per diem interest costs incurred by the Seller.

3.   TITLE COMMITMENT AND SURVEY.

a. Attached hereto as Exhibit D is a title commitment dated January 9, 1996 ("Title Commitment") for an owner's title insurance policy ("Title Policy") issued by Lawyers Title Insurance Corporation ("Title Insurer"). The owner's Title Policy issued at Closing will be an ALTA policy with extended coverage over the so-called general or standard exceptions in the amount of the Purchase Price subject only to real estate taxes and assessments not yet due and payable, and the special title exceptions set forth in Schedule B-Section 2, Numbers 1 through 10, inclusive of the Title Commitment and shall include a comprehensive 3.1 zoning endorsement (including coverage as to parking), an endorsement over any creditors' rights exception, a 103.7 access endorsement, coverage insuring utility easements and such other endorsements as Purchaser may reasonably require, provided such endorsements are available in said jurisdiction. All of the above are herein referred to as the "Permitted Exceptions". Notwithstanding anything to the contrary herein, the "Permitted Exceptions" are subject to Purchaser's review and approval during the Approval Period. The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the exceptions therein stated. If, prior to the expiration of the Approval Period, Purchaser notifies Seller that Purchaser objects to the Permitted Exceptions, then Seller has five (5) business days thereafter to elect to (i) terminate this Agreement or (ii) agree to cause the Title Insurer to either insure against loss or damage resulting from the Permitted Exceptions or remove the Permitted Exceptions from the Title Commitment. On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment subject only to Permitted Exceptions to which Purchaser has not objected during the Approval Period. If the Title Policy or marked-up commitment delivered at closing discloses exceptions to title other than Permitted Exceptions to which Purchaser has not objected, then Purchaser may terminate this Agreement and obtain a return of its Earnest Money, including interest thereon. Purchaser and Seller shall equally share the costs of the Title Policy and all endorsements.

b. Purchaser acknowledges receipt of a survey ("Survey") of the Property dated April 15, 1986 prepared by Midwestern Consulting Inc. Seller has ordered an updated Survey ("Updated Survey"). Purchaser shall have ten (10) days from the date of receipt of the Updated Survey to approve the Updated Survey. If Purchaser disapproves the Updated Survey because it contains matters which are not acceptable to Purchaser ("Survey Defects"), then upon notice delivered to Seller by Purchaser within ten (10) days from the date of receipt of the Updated Survey, Seller shall have five (5) days to either: (i) cause the Survey
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Defects to be removed from the Updated Survey or (ii) cause the Title Insurer to insure against loss or damage resulting from the Survey Defects ("Title Indemnity"). If Seller is unwilling to do either (i) or (ii) above, then Purchaser shall have the right to elect to terminate this Agreement. Purchaser shall notify Seller of its election within five (5) days after receipt of notice from Seller that the Survey Defects will not be removed or that the Title Insurer will not issue the Title Indemnity. If Purchaser fails to make the election within the aforesaid five (5) days, then it shall be conclusively presumed that Purchaser has elected to take title to the Property subject to the Survey Defects. If Purchaser elects to terminate this Agreement pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to Purchaser. If the Closing occurs, then on the Closing Date, Seller will receive a credit for half of the cost of the Updated Survey.

4. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Special Warranty Deed ("Deed") in recordable form subject only to the Permitted Exceptions to which Purchaser has not objected during its Approval Period. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. Notwithstanding the aforesaid, Seller shall be required to remove all liens of a definite or ascertainable amount. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

5. PAYMENT OF CLOSING COSTS. Purchaser and Seller shall equally share the costs of the documentary stamps (if any) to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement. Purchaser and Seller shall be responsible for the costs of their respective attorneys.

6.   DAMAGE, CASUALTY AND CONDEMNATION.

a. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $200,000 or less, or in the case of Personal Property, for $25,000 or less, as determined by Seller in good faith, then Seller shall either repair such damage prior to Closing or, at Purchaser's option (which shall be exercised by Purchaser within ten (10) days after notice of such casualty), allow Purchaser a credit against the Purchase Price in an amount equal to the reasonably estimated cost of repair. Seller shall retain all insurance proceeds. If the cost of repair or restoration exceeds the aforesaid amounts (as determined by Seller in good faith), then Purchaser can, upon notice to Seller within ten
(10) days after notice of such casualty, elect to either: (a) cause Seller to repair and restore same, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration; or (b) terminate this Agreement upon notice to Seller served within ten (10) days of notice of such casualty or (c) accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible.

b. If condemnation proceedings ("Proceedings") have been instituted against the Property and such Proceedings are in an amount less than $100,000, then Purchaser shall take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings. If the Proceedings are in excess of
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$100,000.00, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

c. If the Agreement is terminated pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

7.   AS-IS CONDITION.

a. Except as may hereinafter be specifically set forth in this Agreement, Purchaser is not relying on Seller having made any inquiry as to the condition of the Property or the leases. Purchaser acknowledges and agrees that, except as may hereinafter be specifically set forth in this Agreement, it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act and, except as may hereinafter be specifically set forth in this Agreement, Seller makes no representation that the Property complies with any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the
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Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource
Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.
Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum,
(B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon,
(H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde.

b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as may hereinafter be specifically set forth in this Agreement, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

8. CLOSING. The closing ("Closing") of this transaction shall be on March 7, 1996 ("Closing Date"), at the office of the Seller's attorney, at which time Seller shall deliver possession of the Property to Purchaser.

9.   CLOSING DOCUMENTS.

a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property; the Deed (in the form of Exhibit E attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; a UCC search from appropriate jurisdiction reflecting no liens against Seller, or a termination statement as to any lien secured by a UCC filing; an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit F attached hereto); an executed closing statement; an executed assignment and assumption of all service contracts (in the form of Exhibit G attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit H attached hereto); updated rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit I attached hereto), the original leases to be delivered to Purchaser at the Property; a non-foreign affidavit
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(in the form of Exhibit J attached hereto) and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement and shall cause the Title Company to deliver the owner's policy subject only to Permitted Exceptions to which the Purchaser has not objected during its due diligence period.

10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT THIS TRANSACTION FAILS TO CLOSE DUE TO THE DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE ACTUAL DAMAGES NOT TO EXCEED THE AMOUNT OF THE EARNEST MONEY THEN ON DEPOSIT WITH THE ESCROW AGENT, PLUS THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  a.   PRORATIONS.  Rents for the month of the Closing (exclusive of delinquent rents, but including prepaid rents); refundable security deposits with interest if required by local law (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes; and other similar items shall be adjusted ratably as of 12:01 A.M. on the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to Delinquent Rents referred to in b below, real estate taxes which will be reprorated upon receipt of final bills for the calendar year 1996, and errors in calculation on the closing statement. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser. All assessments for incomplete improvements shall be paid by Purchaser.

b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears ("Delinquent Rent") for thirty (30) days or less, then the first rent collected by Purchaser will be delivered to Seller for the Delinquent Rent. If Delinquent Rent is in arrears for more than thirty (30) days, then rents collected by Purchaser shall first be applied to current rent and then to Delinquent Rent. Purchaser shall deliver Seller's pro rata share within 10 days of Purchaser's receipt of that Delinquent Rent. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.
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13.  RECORDING.  This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph .

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller, except to an entity directly or indirectly controlled by Purchaser. Any non-permitted assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph . Seller hereby consents to an assignment to an entity which is an affiliate of Purchaser, provided Purchaser notifies Seller of the assignment at least five (5) business days prior to the Closing Date.

15. BROKER. The parties hereto acknowledge that the Dietz Organization ("Broker") is the only real estate broker involved in this transaction. Purchaser has not paid and will not pay at any time before, at or after the Closing, any fee, commission or compensation whatsoever to any such person whomsoever directly or indirectly on account of this Agreement, its negotiation, or the sale hereby contemplated. Seller agrees to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. However, this Fee is due and payable only from the proceeds of the Purchase Price received by Seller. The foregoing does not apply to any fee which may be paid to any affiliate of Seller as a result of this transaction. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller agrees to indemnify, defend and hold harmless the Purchaser and any partner, affiliate, parent of Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated.

16.  DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

a. Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, service contracts, utility account numbers, year-end 1995 and year-to-date 1996 operating statements (collectively the "Documents"). All of the Documents shall be subject to approval by Purchaser by the close of business (5:00 P.M. Central Daylight Time) on February 23, 1996 ("Approval Period"). During the Approval Period, upon reasonable notice to the Seller, the Purchaser shall have the right to inspect and approve the condition of the Property including the interior of the apartments, during normal business hours. Purchaser, shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims.

b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

c. If Purchaser disapproves the Documents or the condition of the Property, in its sole and absolute discretion, it must be by a notice ("Notice of Disapproval") delivered to Seller and the Escrow Agent prior to the expiration of the Approval Period. The Notice of Disapproval delivered to Seller shall be accompanied by copies of all reports ("Reports") which Purchaser has received during the Approval Period. Upon receipt of the Notice of Disapproval and copies of the Reports, the Earnest Money plus the interest accrued thereon shall be returned to the Purchaser. If Purchaser does not timely deliver a Notice of Disapproval and copies of the Reports to Seller, then it shall be conclusively presumed that Purchaser has approved the Documents and the condition of the Property and all Earnest Money plus the interest accrued thereon shall belong to Seller unless Seller is in default hereunder.

17. SURVIVAL OF INDEMNITY. Notwithstanding anything in this Agreement to the contrary, the parties' obligations to indemnify, defend and hold each other harmless under various provisions of this Agreement shall forever survive the termination of this Agreement or the Closing and delivery and recording of the Deed.

18.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Al Lieberman, and any representation or warranty of the Seller is based upon those matters of which Al Lieberman has actual knowledge. A copy of this Paragraph shall be delivered to the resident manager of the Property within two (2) days after the execution by Seller of this Agreement, with a request to advise Al Lieberman within five (5) business days after receipt by the resident manager as to the accuracy and truthfulness of the representations and warranties. Al Lieberman shall notify Purchaser as to the response of the resident manager by February 2, 1996. Any knowledge or
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notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations and warranties, all of which are made to the best of Seller's knowledge, which shall survive the Closing and delivery of the Deed for a period of one hundred twenty (120) days:

     i. Except as set forth on Exhibit K attached hereto, the present use and occupancy of the Property conform with applicable building and zoning laws and Seller has received no written notice that any such laws, rules or regulations are being violated.

     ii. The rent roll attached hereto as Exhibit L and which shall be updated as of the Closing Date is true and accurate. No tenant under any lease has any option or right of first refusal to acquire any ownership interest in the Property or any right to terminate its lease or is entitled to any rebate or concession except as set forth in its lease or on Exhibit L.

     iii. Except as set forth on Exhibit K attached hereto, Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property.

     iv. Attached hereto as Exhibit M are copies of all licenses and permits which are in Seller's possession and all service contracts affecting the Property (none of which is in default), except for the management agreement which shall be terminated as of the Closing Date; and Seller shall not enter into any new service contracts which cannot be terminated within 30 days written notice or modify or extend any existing service contracts without the prior consent of Purchaser which consent shall not be unreasonably withheld or delayed.

     v. Seller has not received any written notice from any tenant occupying the Property that Seller is in default under that tenant's lease.

     vi. Seller is the sole owner of, and has good title to, the Property free and clear of all liens, encumbrances, claims, demands, easements, covenants, conditions, restrictions and encroachments of any kind or nature other than those set forth on the Title Commitment and the Updated Survey. Seller has not entered into any agreement to sell or dispose of its interest in the Property or any part thereof, except for this Agreement.

     vii. Except as set forth on Exhibit K attached hereto, Seller has not received from any governmental authority, any written notice of zoning, building, fire, health code or other violations with respect to the Property, or any part thereof, that will not have been corrected prior to Closing solely at Seller's expense.

     viii. Seller is duly organized, validly existing, qualified and empowered to conduct its business, and has full power and authority to perform and comply with the terms of this Agreement. Neither the execution and delivery of this Agreement nor its performance will conflict with or result in the breach of any contract or agreement to which Seller is a party or by which Seller is bound.

     ix. This Agreement is valid and enforceable against Seller in accordance with its terms and each instrument to be executed by Seller pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Seller in accordance with its terms.

     x. Seller represents and warrants to Purchaser that, as of the Closing Date, each of the warranties and representations set forth herein shall be true, complete and correct except for (i) changes in the operation of the Property occurring prior to Closing which are specifically permitted by or pursuant to this Agreement and (ii) receipt of a notice of a condition or a fact which affects a representation or warranty.

     xi. Seller has not received written notice from any governmental authority alleging that the Property presently contains Hazardous Materials or Hazardous Substances.

     xii. As of the Closing Date, no leasing commissions will be due subsequent to the Closing Date.

     xiii. None of the on-site employees is employed by the Seller.

     xiv. Through the Closing Date, Seller shall continue to operate, manage and maintain the Property in the same manner as prior to the execution of this Agreement, except for compliance with Ordinances 194 and 195 as listed on Exhibit K attached hereto.

     xv. Seller shall not extend or otherwise renew any lease without the prior written consent of Purchaser, except for any renewal or other extension of a lease providing for a monthly rental of not less than the monthly rental being presently charged for a similar apartment and for a period of time not to exceed twelve (12) months.

     xvi. Seller shall not make any distributions to its partners prior to one hundred twenty (120) days after the Closing Date.

     xvii. Exhibit B attached hereto is a list of all the personal property owned by Seller and used in the operation of the Property. The computer and software used at the Property will not be transferred to the Purchaser.

     xviii. The unaudited operating statements heretofore or hereafter delivered to Purchaser by Seller are and shall be true, complete and correct in all material respects.

c. For the period commencing with the execution of this Agreement, and expiring at the earlier of a termination of this Agreement or the Closing Date, Seller will not offer the Property for sale to any other third party.

d. Seller shall furnish to Purchaser unaudited operating statements, rent rolls and a leasing status report on a monthly basis.

e. Upon at least two (2) days' prior notice, Purchaser shall have the right, during normal business hours, to visit the Property and the interiors of the apartments.

f. Seller shall not apply security deposits towards delinquent rent except for (i) those tenants who have vacated their apartments or (ii) tenants who are in arrears for rent for more than thirty (30) days and Seller has commenced the process of evicting the tenant.

g. If Seller becomes aware that a representation or warranty is materially inaccurate or untrue, Seller shall forthwith notify Purchaser of such fact. In such event, Purchaser's sole remedy shall be the right to terminate this Agreement within three (3) business days after Purchaser has received such notice from Seller.

19. INSPECTIONS BY PITTSFIELD CHARTER TOWNSHIP. Pursuant to Pittsfield Charter Township Ordinances Numbers 194 and 195, the Property is subject to future inspections by Pittsfield Charter Township ("Inspections"). Purchaser acknowledges that it will be purchasing the Property subject to any Inspections of the Property that may occur subsequent to the execution of this Agreement and the costs of the Inspections and the remedial costs thereof.

20. ENVIRONMENTAL REPORT. Attached to this Agreement as Exhibit N is the following report (the "Report") of the Property, which Seller is delivering to Purchaser, at Purchaser's request: Phase I Environmental Site Assessment Report prepared by Hygienetics Environmental Services, Inc. dated November 9, 1995. Seller makes no representation or warranty that the Report is accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Report or, including, without limitation, the matters set forth in the Report, the accuracy and/or completeness of the Report.

21. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability. However, if Seller makes distributions to its partners from the net proceeds of the cash due at Closing ("Net Proceeds") prior to 120 days after the Closing Date, then the general partner of Seller shall be liable for actual damages sustained by Purchaser as a result of Seller's breach of a representation or warranty contained in Paragraph of the Agreement. The general partner's liability shall not exceed the amount of Net Proceeds distributed to Seller's partners.

22. PURCHASER'S CONDITIONS TO CLOSE. Purchaser's obligation to close is conditioned upon: (i) All of Seller's representations and warranties being true as of the Closing Date; and (ii) Seller's having performed all of Seller's covenants set forth in this Agreement.

23.  ORGANIZATIONAL DOCUMENTS.

a. On or before March 1, 1996, Purchaser will provide Seller's attorney with copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation, corporate resolutions authorizing the transaction, and an incumbency certificate, whichever is applicable.

b. On or before March 1, 1996, Seller will deliver copies of its partnership agreement and appropriate certificates of authority to the Purchaser.

24.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

25. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Ilona Adams

          with copies to:     The Balcor Company
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois 60015
                              Attn:  Al Lieberman
                              708/267-1600
                              708/317-4462 (FAX)

                              and

                              Morton M. Poznak
                              Schwartz & Freeman
                              Suite 1900
                              401 North Michigan Avenue
                              Chicago, Illinois  60611
                              312/222-0800
                              312/222-0818 (FAX)

          TO PURCHASER:       Alan George
                              c/o Equity Residential Properties Trust
                              Two North Riverside Plaza
                              Suite 450
                              Chicago, Illinois 60606-2639
                              312/466-3932
                              312/454-9678 (FAX)

          with a copy to:     Shelley Dunck
                              c/o Equity Residential Properties Trust
                              Two North Riverside Plaza
                              Suite 450
                              Chicago, Illinois 60606-2639
                              312/466-3624
                              312/454-0434 (FAX)


subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

26.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three
(3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

a.   Earnest Money;

b.   One (1) fully executed copy of this Agreement; and

c. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Seller.

27. GOVERNING LAW. The provision contained herein with reference to retention of the Earnest Money in the event of Purchaser's default shall be governed by the laws of the State of Illinois. The remaining provisions of this Agreement shall be governed by the laws of the State of Michigan.

28. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

29. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

30. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

31. FINANCIAL STATEMENTS. Seller acknowledges that audited financial statements pertaining to the Property for one prior calendar year of operation and the portion of the calendar year in which the Closing occurs up to the Closing Date are required to be filed by the Purchaser with the Securities and Exchange Commission after the Closing. Accordingly, Seller agrees that for a period of six (6) months after the Closing Date it shall provide Purchaser and its representatives with access to Seller's books and records after the Closing upon reasonable advance notice in order to conduct the required audit, which shall be done at Purchaser's cost and expense.

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on      PURCHASER:
January 24, 1996.
                              ERP OPERATING LIMITED PARTNERSHIP,
                              an Illinois limited partnership

                              By:  Equity Residential Properties Trust, a
                                   Maryland real estate investment trust

                              By: /s/Shelley Dunck
                                 --------------------------------
                                 V.P.

Executed by Seller on         SELLER:
January 25, 1996.
                              PINES OF CLOVERLANE INVESTORS,
                              an Illinois limited partnership

                              By:  Balcor Partners-XIX, an
                                   Illinois general partnership,
                                   its general partner

                              By:  The Balcor Company, a Delaware
                                   corporation, a general partner

                              By: /s/Alan G. Lieberman
                                 ---------------------------------

Pines of Cloverlane

Dietz Organization ("Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission ("Fee") due to it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Broker and Seller. Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.

                              DIETZ ORGANIZATION


                              By:
                                 -----------------------------------

                                       EXHIBITS


A    -    Legal
B    -    Personal Property
C    -    Escrow Agreement
D    -    Title Commitment
E    -    Deed
F    -    Bill of Sale
G    -    Assignment of Service Contracts
H    -    Assignment of Leases and Security Deposits
I    -    Notice to Tenants
J    -    Non-Foreign Affidavit
K    -    Inspection Ordinances and Complaint
L    -    Rent Roll
M    -    Service Contracts
N    -    Report